Exhibit 99.1

EMBARCADERO TECHNOLOGIES, INC. ANNOUNCES

RECEIPT OF STAFF DETERMINATION LETTER FROM NASDAQ

AND EXPANSION OF AUDIT COMMITTEE REVIEW OF

STOCK OPTION GRANT PRACTICES

San Francisco, CA, November 17, 2006 – Embarcadero Technologies, Inc. (NASDAQ: EMBT) today announced that it has received a Staff Determination Letter from the NASDAQ Stock Market (“NASDAQ”) stating that the Company is not in compliance with the filing requirements for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(14), and that its securities are, therefore, subject to delisting from the NASDAQ Global Select Market.

The Company received the Staff Determination Letter from NASDAQ on November 15, 2006. The letter indicated that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it has not filed its Quarterly Report on Form 10-Q for the period ended September 30, 2006 in a timely manner. NASDAQ Marketplace Rule 4310(c)(14) requires the Company to file with NASDAQ, via EDGAR filing with the Securities and Exchange Commission (the “SEC”), on a timely basis all reports and other documents required to be filed with the SEC.

The Staff Determination Letter also indicated that the Company’s securities will be delisted from NASDAQ unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). The Company intends to request a hearing before the Panel on or before November 22, 2006, as permitted by the letter, to review the staff’s determination. A timely request for a hearing will stay the delisting pending the hearing and a decision by the Panel. Until the Panel issues a determination, the Company’s common stock will continue to be traded on NASDAQ. There can be no assurance that the Panel will grant the Company’s request for continued listing.

The Company also announced today that, although the Audit Committee’s review of the Company’s accounting for certain stock option grants made in 2000 and 2001 is in its early stages and based on its initial review, the Audit Committee has, with the assistance of its independent outside legal counsel, decided to expand the scope of the review. The Audit Committee has not yet determined which additional stock option grants will be the subject of such review or the reporting periods in which such additional stock option grants took place.

The Audit Committee has made no determination on the impact, if any, that its review will have on the Company’s financial statements. The Audit Committee believes, however, that it is possible that the Company will need to restate its financial statements for certain historical reporting periods in order to record additional non-cash charges for stock-based compensation expense relating to the measurement dates of certain stock option grants. The Audit Committee has not yet determined which historical financial statements would be restated, if any, or the magnitude of any restatement. The Company voluntarily contacted the SEC to inform them about the ongoing review, and the SEC has requested that the Company provide them with certain information relating to the Company’s stock option practices.

The Company is currently unable to determine the impact, if any, that the Audit Committee’s review and the Staff Determination Letter may have on the completion of the Company’s proposed merger with EMBT Merger Corp., a Delaware corporation and a wholly-owned subsidiary of EMB Holding Corp. (an affiliate of Thoma Cressey Equity Partners, Inc.). The Company has advised EMB Holding Corp. of the foregoing matters and is in discussions with EMB Holding Corp. regarding the impact, if any, of the option review on the proposed merger.

The Company is also currently unable to determine the impact, if any, that the Audit Committee’s review will have on the timing of the stockholder vote on the proposed merger, which is currently scheduled to occur at the special meeting of stockholders to be held on November 30, 2006. However, the Company believes that the meeting may have to be convened and then promptly adjourned to a later date without a vote on the proposed merger in order to allow sufficient time for the Audit Committee to complete its review and for the Company to disseminate any required supplemental proxy materials prior to the vote on the proposed merger.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (NASDAQ: EMBT) is a leading provider of strategic data management solutions that help companies to improve the availability, integrity, accessibility, and security of corporate data. Nearly 12,000 customers, including 97 of the Fortune 100, rely on Embarcadero Technologies solutions to maximize their return on corporate data assets and to meet the challenges of explosive data growth, escalating data security requirements, and complex, multi-platform data environments. Embarcadero Technologies is headquartered in San Francisco, CA. For more information, call 415/834-3131 or visit www.embarcadero.com.

Forward- Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with non-compliance with NASDAQ listing requirements and the possible delisting of our securities, the ability of the Audit Committee to complete its review, any findings or restatements resulting from such review and fluctuations in quarterly results and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company does not intend to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.